EXHIBIT 7

                                  ROGER DEXTER
                                  39 Linda Lane
                            Bethel, Connecticut 06801
Telephone:  (203) 797-1657                            Facsimile:  (914) 921-6410






                                              January 20, 2000




VIA FACSIMILE:  212-284-2283                  VIA FACSIMILE:  203-552-0908
----------------------------                  ----------------------------

Mr. Frederick W. Moran                        Mr. Clayton F. Moran
Jefferies & Company                           VDC Communications, Inc.
520 Madison Avenue                            75 Holly Hill Lane
New York, New York  10022                     Greenwich, CT  06830

         Re:      Anne Moran Trust

Dear Gentlemen,

         This letter will clarify the disposition of certain assets currently held by the Anne Moran Trust (the "Trust") pursuant to a Trust Agreement dated November 15, 1990.

         The Trust currently owns 250 shares of VDC Communications, Inc. This will confirm that Clayton F. Moran and Frederick W. Moran may each demand, at any time, that I distribute, and I shall so distribute, 63 shares of VDC stock to them.

         The purpose of this letter is to clarify certain ambiguities that have existed through the date of this letter regarding the disposition of said shares.

                                              Very truly yours,

                                              /s/ Roger J. Dexter

                                              Roger Dexter, Trustee
                                              Anne Moran Trust